Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-128478 pertaining to the Williams Scotsman International, Inc. 2005 Omnibus Award Plan and the Employee Stock Purchase Plan of Williams Scotsman International, Inc. and Form S-8 No. 333-128457 pertaining to the Scotsman Holdings, Inc. 1994 Employee Stock Option Plan, Scotsman Holdings, Inc. 1997 Amended and Restated Employee Stock Option Plan, and the Scotsman Holdings, Inc. 2003 Employee Stock Option Plan) of our report dated February 17, 2006, with respect to the consolidated financial statements and schedule of Williams Scotsman International, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 16, 2006